Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 7, 2005 (except for note 9, as to which the date is March 30, 2005) in the Registration Statement (Form S-1) and related Prospectus of CryoCor, Inc. expected to be filed on or about April 5, 2005.

/s/    Ernst & Young LLP

San Diego, California

March 30, 2005